EXHIBIT 10.8

[***] — Indicates confidential information. Confidential treatment requested.

Portion omitted filed separately with the Securities and Exchange Commission.

FormFactor – Electroglas

PAT Tool Program Memorandum of Understanding

This PAT Tool Program Memorandum of Understanding (“MOU”) is entered into on February 4, 2009, between FormFactor, Inc., a Delaware corporation headquartered at 7005 Southfront Rd., Livermore CA (“FFI”), and Electroglas, Inc., a Delaware corporation headquartered at 5729 Fontanoso Way, San Jose, CA (“EG”). (FFI and EG are also referred to jointly as the “Parties” and individually as a “Party”.)  The purpose of this MOU is to memorialize the Parties’ agreements relating to (1) EG’s development of [***] (“PAT Tools”) for use by FFI [***] (the “PAT Tool Program”), (2) FFI’s right to exclusive use of the PAT Tools in certain fields of use (the “PAT Tool  Exclusivity”), (3) the milestones and deliverables for the PAT Tool Program, including the delivery of the PAT Tools, and (4) FFI’s and EG’s respective rights and obligations in relation to the PAT Tool Program.

FFI and EG hereby agree as follows:

1. PAT Tool Program Deliverables
1.1 The PAT Tool Program is anticipated to span eleven months beginning at the execution of this MOU.  The milestones, deliverables, and associated payments in the PAT Tool Program are set forth in Appendix 1:
1.2 The FFI Milestone Payments associated with EG Deliverables (2) through (7) shall be due 30 days after FFI confirms the Deliverable meets the applicable specification / technical requirements.
1.3 Changes to Appendices 2 and/or 3 shall be effective only upon the written, mutual agreement of FFI and EG, who shall meet to discuss any requested change(s) and the appropriate adjustment, if any, in the associated payment and delivery date.

2. Support Fee Engagement; Continuous Improvement
2.1 EG shall use its commercially reasonable best effort to implement a continuous improvement program for all PAT Tools 1 through 3 and the Engineering PAT Tool Upgrade.  If after delivery of PAT Tools 1 and 2 EG is able to upgrade the PAT Tool performance to achieve an improved placement accuracy and time performance that meets the next level identified in the Milestone and Deliverable Table, FFI shall pay the difference between the improved performance tool price and the last purchase price upon delivery and FFI’s verification of the PAT Tool upgrade  (e.g., [***]).
2.2 After delivery of PAT Tools 1 and 2, FFI and EG shall mutually agree on a service and support contract for PAT Tools 1 and 2, and future PAT Tools, on such terms and conditions as are fair and reasonable between them.

3. Additional Engineering Efforts
FFI, in its sole discretion, may elect to co-fund a development effort with EG and [***] to develop a [***] system for application to the PAT Tool Program.  It is understood that FFI’s contribution will not exceed $275K and that EG and FFI will mutually agree upon terms and conditions of the engagement that are fair and reasonable as between them and will in all events fall within the PAT Tool Exclusivity.

4. Technology Reviews and Assistance
4.1 The Parties shall hold a technology review meeting at least once a month to be attended by the PAT Tool Program leaders and by at least one member of senior management from each Party.  FFI shall identify a single point of contact for the PAT Tool Program.
4.2 FFI and EG will each use their commercially reasonable best efforts to perform under this MOU.  Except for FFI deliverables, EG shall have final decision-making authority on building the PAT Tool deliverables. In the event that EG engages a third party to assist in the development efforts, EG shall confirm that the third party:
a)has written obligations of confidentiality running at least as strict as those in the CNDA;
b)assigns all rights, title and interests in and to all inventions, patentable or otherwise, know-how, developments and improvements to EG, in order that EG may grant to FFI the rights and exclusivity contained in this MOU; and
c)will only look to EG for compensation and fees and will have no right or ability to receive compensation or fees for any services or deliverables from FFI.
4.3 In the event EG or FFI does not timely deliver an identified Deliverable, EG and FFI shall meet in person within 7 days to discuss the delinquency and agree on a roadmap to cure the deficiency as quickly as possible, but in all events within 60 days of the original delivery date.  If the deficiency is not cured within the 60 day period, or EG and FFI can not agree on a roadmap to cure then, if applicable, the escrow provisions of §8 shall apply and this MOU shall terminate.

5. Non-Disclosure and No Publicity:
5.1 The terms and conditions of the Corporate Non-Disclosure Agreement executed on October 10, 2007 by and between FFI and EG (and [***]) (the “CNDA”) shall apply to this MOU as if fully set forth herein.  Without limiting the foregoing, the existence of this MOU, the development efforts contemplated by this MOU and the PAT Tool Program in general shall be treated as confidential under the CNDA, a copy of which is attached as Appendix 4.
5.2 Upon successful completion of Milestone 5, FFI and EG will issue a mutually agreeable press release regarding their engagement.  No prior or other public statements may be made and neither Party may use the other Party’s name in any earnings call or financial statement (unless in areas specifically required to meet Generally Accepted Accounting Principles (GAAP) or U.S. Securities and Exchange Commission (SEC) filing requirements) or otherwise disclose the existence of this MOU, or any of its details to any third party without the specific written consent of the other Party.  If disclosure of this MOU or any of the terms hereof is required by applicable law, rule or regulation, or is compelled by a court or governmental agency, authority or body, the Party having the disclosure obligation shall use all legitimate and legal means available to minimize the disclosure, including without limitation seeking and submitting a confidential treatment request or protective order.  The disclosing Party shall give the other Party at least 3 days advance notice of the disclosure and the Parties shall cooperate to minimize the scope and extent of disclosure.

6. IP Ownership:
6.1 Subject to the Confidentiality provisions of §5 and to the Field of Use restrictions of §7:
a)FFI will retain ownership of all Intellectual Property technology and rights (“IP”) created by its employees, contractors or consultants during the course of the PAT Tool Program (unless based on EG confidential information or know-how) and reserve all rights to this IP.
b)EG will retain ownership of all IP created by its employees, contractors or consultants during the course of the PAT Tool Program (unless based on FFI confidential information or know-how) and reserve all rights to this IP.
c)FFI and EG will jointly own the IP created by collaboration of employees, contractors and consultants of FFI and EG (“Jointly Owned IP”).
6.2 In no event does the right in and to Jointly Owned IP include the right to use any patents, trade secrets, confidential information or know-how of the other Party without such other Party’s prior written consent.  Development by a Party of IP in reliance on or with reference to the confidential information of the other Party shall be deemed to be Jointly Owned IP.
6.3 As between FFI and EG, it as agreed that FFI owns all right, title and interest in the Engineering PAT Tool (and the upgrade to that tool, if any), including as to any developments, improvement, modifications, hardware or software incorporated therein, and EG will execute any and all documents as may be requested by FFI to confirm such right, title and interest.   The provisions of this §6.3 shall apply to all work performed by EG as part of the PAT Tool Program, even if the work was performed prior to execution of this MOU.

7. Use Restrictions; Non -Solicit:
7.1 Except as may be required for EG to meet its Milestone Deliverables, in no event does this MOU grant to EG any license or right in or to FFI IP.
7.2 Subject to the use restrictions of this MOU (including but not limited to those found in §6 and this §7), each Party may freely exercise its rights in and to its IP and to any Jointly Owned IP developed during the course of the PAT Tool Program.
7.3 Under the PAT Tool Exclusivity, EG agrees that it will not make, use or sell PAT Tools, and components thereof or use any Jointly Owned IP, for the [***] (collectively, the “FFI Field of Use”) for a period of 5 years after signing this MOU.  Thereafter, PAT Tool Exclusivity will automatically renew for consecutive 1 year periods if FFI has purchased at least one (1) PAT Tool during the 12 months immediately preceding the end of the then-current exclusivity period.  If no PAT Tool purchase was made, FFI may pay EG $500K for the 1 year renewal of the PAT Tool Exclusivity.
7.4 For a period of eighteen (18) months commencing on the signing of this MOU, FFI agrees to not directly solicit any of EG’s employees to leave their employment and accept employment at FFI, and EG agrees to not directly solicit any of FFI’s employees to leave their employment and accept employment at EG.

8. Escrow Account
8.1 Within 30 days of signing this MOU, EG and FFI shall enter into an escrow account consistent with §§ 8.2-8.6.
8.2 EG shall, within 30 days after signing this MOU, deposit into a beneficiary escrow account with a mutually agreeable escrow company the following materials that are used in the PAT Tool Program: 1) complete set of solid works parts, assemblies and detailed drawings, 2) assembly drawings and procedures, 3) ECOs for core [***], 4) test procedures (as developed), 5) OEM parts specifications, and 6) source code + pseudo code for platform and any and all components.  EG and FFI shall share the initial escrow company costs of setting up the escrow account under this §8.2 and the escrow company costs associated with the deposits consistent with §8.3.
8.3 EG shall not less frequently than every 30 days, update the escrow deposit materials to reflect the most current version of all of the deposited items and to deposit any new items falling within the scope of §8.2.  The failure to update completely shall trigger release of all materials in favor of FFI.
8.4 The following events shall trigger an automatic release condition (“Release Trigger”) of EG’s deposit in favor of FFI: 1) EG’s filing of Bankruptcy, voluntary or otherwise, 2) a change in control of EG, and 3) EG’s miss of a Milestone / Success Criteria delivery by more than 60 days and both a) FFI and EG are unable to agree on a corrective plan, and b) the EG miss is not caused by, or the result of, FFI’s failure to timely deliver the FFI deliverables identified in Appendix 2.
8.5 In the event of a Release Trigger, in addition to the release of all deposited materials to FFI under §8.4, EG shall execute any and all additional documents necessary to confirm 1) the grant of a pre-paid, royalty-free license to FFI of all Intellectual Property Rights in and to the deposited materials and all technology necessary to enable FFI to make, have made, use and/or sell up to 10 PAT Tools within the FFI Field of Use, 2) FFI’s ownership and title of all hardware and components (including work in progress), 3) an express right to purchase the [***] system (or any similar prior or future systems) and any and all components of the same, from any EG current or prior system / component supplier, all to enable FFI to build, or have built, PAT Tools and/or components thereof for use within the FFI Field of Use, and 4) its grant to FFI, upon FFI’s request and on terms that are fair, reasonable and non-discriminatory, the right to make, have made, use and sell PAT Tools within the FFI Field of Use in excess of the 10 PAT Tools identified in subsection 1) of this §8.5.  In the event that the Release Trigger is the filing of a dissolution proceeding related to EG, as opposed to a re-organization proceeding, then FFI’s surviving licenses and rights under §7 and §8 shall be expanded such that they are not limited to a certain number of PAT Tools or internal FFI use.

9. Expenses and UCC Filings:
9.1 Except for those fees, costs and expenses expressly provided in this MOU, FFI and EG will each be responsible for their own fees, costs and expenses related to the development, manufacture and delivery of the Deliverables and all other aspects of the PAT Tool Program.
9.2 If during the PAT Tool Program a one-time, extraordinary capital or facilities expense exceeding US$25,000 arises, which 1) could not have been reasonably contemplated by EG, and 2) is for tooling or equipment utilized to build and/or test the PAT Tools, but is not shipped as a part of the PAT Tool, then EG and FFI shall meet in good faith and discuss the appropriate sharing or allocation of the expense (and ownership of any material).
9.3 FFI shall be entitled to file a UCC Form-1 Statement confirming its rights, interest and ownership in all Milestone Deliverables (2) through (7) and EG shall cooperate in all respects with this filing and enter into no documents or agreement inconsistent therewith.

10. Purchase Agreements:
10.1 The Parties agree that, except as provided otherwise in this MOU, the terms and conditions for EG’s delivery and FFI’s purchase of the Milestone Deliverables (2) through (7) shall be as set forth in the Terms & Conditions found in Appendix 5; and, further, to the extent the Milestone Deliverables (4) through (7) incorporate software of EG, then the EGCommander Software License found in Appendix 6 shall apply.
10.2 Notwithstanding any language within Appendices 5 and/or 6, for a period of one year after delivery and acceptance of each of the Milestone Deliverables (2), (3), (4), (5), (6)and (7), EG will, at no cost to FFI, support, service and repair those Deliverables provided that the Deliverables are present in the US.  Thereafter, the Parties shall mutually agree as to a service and support fee, which shall be fair and reasonable as between them.  The Parties shall mutually agree to a service and support fee for PAT Tools located outside the US, which shall be fair and reasonable as between them.
10.3 FFI will, at all times, receive most favorable pricing as compared to systems that are sold by EG outside of the FFI Field of Use. Pricing for any systems beyond PAT Tool 3 and the Engineering PAT Tool Upgrade shall be negotiated in good faith on such terms as are fair and reasonable between FFI and EG.

11. Limitation of Liability; Indemnity:
11.1 With the exception of claims based upon breach of confidentiality, misappropriation of trade secrets or infringement of intellectual property rights, in no event shall either party be liable for any special, incidental, direct or consequential damages of any kind in connection with this MOU, or the PAT Tool Program, whether in tort, contract or otherwise, and even if the party has been advised in advance of the possibility of such damages.
11.2 Neither Party shall have an indemnification obligation or liability to the other, whether express or implied, except for that associated with the Milestone Deliverables (2) through (7) consistent with §10.
11.3 All confidential information and all IP provided or disclosed by either Party hereunder are provided and disclosed “AS IS” without warranty of any type or kind. Subject to the §10.1 warranty to run from EG to FFI, each Party specifically disclaims any and all other warranties, whether express or implied or statutory, including, but not limited to, the implied warranties of noninfringement, fitness for a particular purpose or merchantability.

12. Procedural Provisions
12.1 This MOU shall be governed and construed in accordance with the laws of the State of California, excluding its conflicts of law principles.
12.2 The Parties will make reasonable best efforts to resolve amicably any disputes or claims under this MOU.  Any dispute relating to this MOU shall be brought before a State Court of California having jurisdiction over the matter and Parties.
12.3 The Parties hereto are independent contractors.  Nothing in this MOU will be construed to make the Parties partners or joint venture or to make either Party liable for the obligations, acts, or activities of the other.
12.4 Neither this MOU, nor any rights or obligations hereunder, may be assigned or otherwise transferred by EG without the prior written consent of the FFI.  Any purported assignment by EG shall be and is null and void and of no effect.
12.5 The following provisions shall survive any expiration, termination or cancellation of this MOU: § 5. Non-Disclosure and No Publicity; §6. IP Ownership; §7. Use Restrictions; Non-Solicit; §8. Escrow Account (until execution of terms of the account are met); §10. Purchase Agreements; §11. Limitation of Liability; Indemnity; and §12. Procedural Provisions.
12.6 This MOU, including the Appendices hereto, contains the entire understanding between FFI and EG with respect to the subject matter hereof and merges and supersedes all prior and contemporaneous agreements, dealings and negotiations.  Any modification, alteration, or amendment to this MOU, or any additional or different terms in any other document, will not be effective unless made in writing, dated and signed by duly authorized representatives of both Parties.

For: FormFactor, Inc.	For: Electroglas, Inc.
/s/ Ben Eldridge	Tom Brunton
By: Ben Eldridge	By: Tom Brunton
Title: CTO/SUP	Title: CFO
Date: 2/4/09	Date: 2/5/2007

Appendices:
Appendix 1 ………...                                           Milestone and Deliverable Table
Appendix 2 …………                                           Full Specification for PAT Tool
Appendix 3 ………..                                           PAT Tool 1 Engineering Exceptions
Appendix 4 ………..                                           CNDA
Appendix 5 ………..                                           Terms & Conditions
Appendix 6 ………..                                           EGCommander Software License

EXHIBIT 10.8

APPENDIX 1

Milestone and Deliverable Table

Milestone	Deliverable(s)	Date	FFI Payment
(1) Engagement	è FFI Engagement Fee to cover PAT Tool background work, pre-execution advisory assistance	2/04/09	US$300K (due 5 days after signing MOU)
(2) First [***] Delivery
è EG to deliver to FFI [***] on the engineering PAT Tool (“Engineering PAT Tool”) [***] per the definitions and Table 4.1 in the EPS PAT Specification (Appendix 2) and have [***], and that FFI, in its discretion, deems to pass its outgoing specification and [***].
		On or before 3/15/09	US$ [***]
(3) Second [***] Delivery
è EG to deliver to FFI [***] on the Engineering PAT Tool [***] per the definitions and Table 4.1 in the EPS PAT Specification (Appendix 2) and [***], and that FFI, in its discretion, deems to pass its outgoing specification and [***].
		On or before 4/15/09	US$[***]
(4) PAT Tool 1
è EG to deliver a first PAT Tool, which is a different PAT Tool than the Engineering PAT Tool, which will not be built by taking actual components or subparts from the Engineering Tool, that meets all specifications set forth in Appendix 2 (PAT Tool 1); subject to the PAT Tool 1 Engineering Exceptions documented in Appendix 3
		5/15/09	US$[***] US$[***] US$ [***] and meets the Appendix 2 specification without reference to the Appendix 3 Engineering Exceptions
(5) PAT Tool 2	è EG to deliver a second PAT Tool that meets all specifications set forth in Appendix 2	9/15/09	US$[***] US$ [***]
(6) PAT Tool 3	è EG to deliver a third PAT Tool that meets all specifications set forth in Appendix 2	12/1/09	US$[***]
(7) Engineering PAT Tool Upgrade to 2/2/3	è EG to upgrade the Engineering PAT Tool to a fourth PAT Tool that meets all specifications set forth in Appendix 2	12/30/09	US$[***]

EXHIBIT 10.8

APPENDIX 2

[xxx]

EXHIBIT 10.8

APPENDIX 3

[xxx]

EXHIBIT 10.8

APPENDIX 4

CORPORATE NON-DISCLOSURE AGREEMENT

This Corporate Non-Disclosure Agreement (this "Agreement") is entered into and made effective as of the date set forth above, by and between:

FormFactor, Inc., a Delaware corporation having a principal place of business at:7005 Southfront Road, Livermore, CA, USA 94551 (FFI”); and

AJI Co., Ltd., a Japanese corporation headquartered at 6F, Yokohama World Porters, 2-2-1, Shinkou,Naka-ku, Yokohama, Kanagawa, 23 1-000 1, Japan ("AJI"); and

Electroglas, Inc., a Delaware corporation having a principal place of business at 5729 Fontanoso Way, San Jose, CA, USA 95 13 8-1 0 15 ("EG”).

FFI, AJI and EG (also referred to individually as a "Party” with respect to two or more collectively as the "Parties") desire to engage in activities related to the design and development of pick and place technology and the manufacture of related systems ("Purpose"), and in the course of the Purpose activities each Party anticipates it will disclose to the other Parties certain proprietary information which it regards as confidential. Accordingly, the Parties agree as follows:

1. Confidential Information.
1.1 "Confidential Information" means any confidential or proprietary information; technical data, or know-how relating to the disclosing Party's business, including, but not limited to, that which relates to research, products, services, customers, markets, software, developments, formulas, ideas, inventions (patentable or otherwise), processes, designs, drawings, engineering, marketing, finances, customers and/or to technical, business, financial or product development plans, forecasts or strategies.
1.2 All Confidential Information received from the disclosing Party will be in tangible form or reduced to a tangible form thereafter. A summary of intangible disclosures of Confidential Information shall be reduced to writing, marked "Confidential" and delivered to the receiving Party within thirty (30) days of the disclosure. No Party has an obligation to disclose any particular or specific Confidential Information.
1.3 Confidential Information does not include information, technical data or know-how which:
(a) Is rightfully in the possession of the receiving Party at the time of disclosure as shown by the receiving Party’s files and records immediately prior to the time of disclosure;
 (b) Is or becomes part of the public knowledge or literature, not as a result of any inaction or action of the receiving Party:
(c) Is approved for release by the disclosing Party;
(d) Is rightfully received from a third party without any obligation of confidentiality; or
(e) Is independently developed by employees of the receiving Party without reliance or reference to the Confidential Information of the disclosing Party.
1.5 Each Party acknowledges and agrees that all Confidential Information is provides “AS IS” and without any warranty of any kind, whether express or implied. Any liability or indemnification for claims in connection with use of Confidential Information running from one Party to another or between the Parties is excluded.
2. Non-Disclosure of Confidential Information.
2.1 The Parties and each of them agree not to use the Confidential Information disclosed by the other Parties for any purpose other than (a) for its internal evaluation in relation to the Purpose or actual business relationship related to the Purpose, as the case may be and, then, (b) solely with respect to those specific activities mutually proposed or contemplated by the Parties.
2.2 Each Party will disclose another Party's Confidential Information only to those of its own employees and contractors who are required to have the information in order to carry out the Purpose. All employees and contractors to whom Confidential Information of another Party is disclosed shall have signed or otherwise be subject to a non-disclosure agreement or restrictions on

EXHIBIT 10.8

disclosures to third parties that binds such employees and contractors to confidentiality obligations at least as restrictive as those set forth herein. No Party shall use Confidential Information of another Party for the benefit of any other entity or a third party, or disclose, publish, disseminate or copy Confidential Information or any part thereof, to any other person, corporation or other organization without, in each case, obtaining the prior written consent of the disclosing Party.

2.3 Each Party agrees to notify the other Party/ies in writing of any misuse or misappropriation of such Confidential Information which may come to its attention. If any Party (the "Requested Party") receives notice of a request by any court, regulatory agency or tribunal for production of any Confidential Information of the other Party, the Requested Party shall promptly notify the other Party and shall use reasonable efforts to limit disclosure and to obtain confidential treatment or a protective order and shall allow the disclosing Party to participate in the proceeding. If requested, the disclosing Party shall assist (at the Requested Party's expense) in resisting the request for production.
3. Return of Materials. Any materials or documents that have been furnished by one Party will be returned, along with all copies of such documentation, promptly upon request. Upon demand, any materials prepared by a Party containing the Confidential Information of another Party shall be destroyed and an officer of that Party shall confirm such destruction in writing.
4. Intellectual Property Rights. Nothing in this Agreement is intended to grant or does grant, either expressly or by implication, estoppel or otherwise to a Party any rights or licenses in or to another Party's Confidential Information or any intellectual property rights, except the limited right to review Confidential Information and engage in activities solely consistent with and limited to the Purpose. In no event shall this Agreement, or any disclosure of Confidential Information made hereunder, obligate or require a Party to enter into any other business relationship. Any license under intellectual property rights and any business relationship must be express and in a separate document, mutually agreed to by the Parties.
5. Term. This Agreement shall apply to Confidential Information disclosed during the period commencing on the date of full execution and ending five (5) years thereafter.  All obligations of confidentiality and restrictions on use of Confidential Information created under and by this Agreement shall remain in force and effect for five (5) years from the dated any Confidential Information is or was disclosed by a Party to another Party.  All other terms and conditions of this Agreement that are necessary to enforce the surviving obligations of confidentiality and restriction on use shall remain in place and effective.
6. Remedies: Each Party agrees that its obligations hereunder are necessary and reasonable in order to protect the other Parties and the other Parties' business, and expressly agrees that monetary damages would be inadequate to compensate the other Party for any breach of any covenant or agreement set forth herein. Accordingly, each Party agrees and acknowledges that any such violation or threatened violation will cause irreparable injury to the other Party.
7. Miscellaneous.
7.1 This Agreement may not be assigned by a Party without the express written consent of the other Parties, which may be given or withheld at the sole discretion of the other Parties.
7.2 Each Party agrees that it will not in any form export, re-export, resell, ship or divert or cause to be exported, re-exported, resold, shipped or diverted, directly or indirectly, any Confidential Information to any country for which the United States Government or any agency thereof at the time of export or re-export requires an export license or other government approval without first obtaining such license or approval.
7.3 Failure to enforce any provision of this Agreement shall not constitute a waiver of any term hereof.
7.4 This Agreement shall be governed by and construed under the laws of the State of California, without regard to its conflict of laws principles. All disputes arising out of or in connection with this Agreement shall be resolved by arbitration before three arbitrators under the Rules of Arbitration of the International Chamber of Commerce, Paris.
7.5 This Agreement constitutes the entire agreement, written or verbal, between the Parties with respect to the disclosures(s) of information between them.
7.6 This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument.

FormFactor, Inc.
Signature:/s/ Ben Eldridge
Name: Ben Eldridge
Title: CTO
Date: 10/10/2007

AJI Co., Ltd.
Signature:/s/ Kunio Yoshida
Name: Kunio Yoshida
Title: President
Date: 10/10/2007

Electroglas, Inc.
Signature: /s/ Tom Brunton
Name: Tom Brunton
Title: CFO
Date: 10/10/2007

EXHIBIT 10.8

APPENDIX 5

Terms & Conditions

1.       ORDERS, PRICE AND SCHEDULING.
1.1       Order Pricing.  EG shall furnish to FFI the products (“Products”) stated on one or more purchase orders issued by FFI and accepted in writing by EG (each, an “Order”) in accordance with the prices and delivery schedule stated on the Order.  The purchase prices are exclusive of any applicable taxes. FFI will be responsible for all sales, use or other similar taxes or duties that may be levied on the Products (except for taxes on EG’s net income).  When EG has the legal obligation to collect such taxes, the appropriate amount will be added as a separate item to the invoice sent from EG to FFI, and paid by FFI.  EG shall not collect an otherwise applicable tax if FFI’s purchase is exempt for collection of such tax and valid tax exemption certificate is furnished by FFI in a timely manner.  For purposes of this Section 1.1 and the responsibility for taxes and other charges, “Products” includes precision pick & place assembly tools, but does not include probe cards built utilizing pick & place assembly tools or services provided in relation to the manufacture, service or development of pick & place assembly tools or probe cards.
1.2       Forecasts.  Any forecasts provided by FFI are for planning purposes only and do not constitute an order or other commitment to purchase by FFI.  FFI shall have no obligation to issue any Order.  FFI shall be responsible only for Products for which it has issued an Order.

2.       PACKING; SHIPPING; DELIVERY.
2.1       Packing.  The Products shall be prepared for shipment in a manner which: (i) follows good commercial practice, (ii) is acceptable by common carriers for shipment at a commercially rate, and (iii) is adequate to ensure safe arrival.  If FFI requests, EG will package the Products for clean room delivery, per FFI’s specification.  EG shall mark all containers with necessary lifting, handling, unpacking and shipping information.
2.2       Delivery.  The Products shall be delivered EXW (Incoterms 2000) EG’s facility.
2.3       Lead Times.  FFI and EG (also referred to collectively as the “Parties”) agree that the lead times for the Products ordered from EG shall be in accordance with the applicable lead time agreed to by the Parties in writing.
2.4       Late Deliveries.  EG shall notify FFI within twenty-four (24) hours of learning EG will be unable to make any scheduled delivery of the Products and shall state the reasons for the delay and identify the steps being taken to minimize the length of the delay.  Such notification by EG shall not affect FFI’s termination rights hereunder.
2.5       Statement of Origin.  Upon FFI’s request, EG will promptly provide FFI with a statement of origin for the Products and with applicable customs documentation for any Products wholly or partially manufactured outside of the country of import.

3.       PRODUCT SPECIFICATIONS; INSPECTION.
3.1       Product Specifications  All Products delivered to FFI shall conform to the specifications for the Products stated on the Order. EG shall not modify specifications for any Products, including but not limited to, material composition, performance range and dimensions, without the prior written approval of FFI.
3.2       Outgoing Inspection.  EG shall inspect and test the Products prior to delivery.  All inspection records relating to the Products covered by an Order shall be available to FFI.
3.3       FFI Inspection.  The Products, once delivered to FFI, may be inspected and tested by FFI or its designee, at reasonable times and places and at FFI’s sole cost.  EG shall provide, without additional charge, all reasonable assistance for such inspections and tests.
3.4       Non-Conforming Products.  If any Products are defective or otherwise not in conformity with the requirements of the applicable Order (“Non-Conforming Products”), EG and FFI shall meet in person with 7 days to discuss the reasons the Product is a Non-Conforming Product and agree on a roadmap to cure the Non-Conforming Product as quickly as possible, but in all events within 60 days of the original delivery date.  If the Non-Conforming Product is not cured within the 60 day period, or EG and FFI can not agree on a roadmap to cure, FFI may terminate the respective Order (or portion thereof) for default. No inspection (including source inspection), tests, approval (including design approval), or acceptance of any Products shall relieve EG from responsibility for defects or other failures to meet the requirements of the Order.  Rights granted to FFI in this Article 3 are in addition to any other rights or remedies provided elsewhere under these Terms & Conditions or by law.

4.       INVOICING; PAYMENT.
5.
4.1       Invoices.  After or contemporaneous with each shipment of Products, EG shall send a separate invoice, including item numbers. Invoices shall include: the Order number, part number(s), complete bill to address, description of the Products, quantities, unit prices and extended totals in U.S. dollars; all of which must match information on the Order.
4.2       Invoice Payment.  Payment of invoices shall be one hundred percent (100%) net thirty days (30) days after FFI confirms the Deliverable meets the applicable specification / technical requirements.
4.3       No Acceptance.  Payment of an invoice shall not constitute acceptance of the Products.  Payment of the invoice shall be subject to appropriate adjustment for failure of EG to meet the Order requirements.

5.       CANCELLATION AND TERMINATION.
5.1       Standard Product.  There shall be no charges for termination or cancellation of an unshipped Order for any Product that is a “standard” product, i.e., a product that is not designed to FFI’s unique specifications, even if the Order is “accepted” by EG.
5.2       Custom Product.  Any claim by EG for cancellation charges for any Product that is a “custom” product must be submitted to FFI in writing within fifteen (15) days after receipt of FFI’s termination notice along with a summary of all mitigation efforts (“Cancellation Claim”).  A Cancellation Claim may include the net cost of custom work in process scheduled to be delivered within sixty (60) days.  EG shall, wherever possible, place such custom work in process in its inventory and sell it to other customers; provided, however, that such actions may not, in any way, serve to furnish or provide to a third party:  (i) FFI’s confidential information or intellectual property, or (ii) a product that is manufactured or designed using or relying upon FFI’s confidential information or intellectual property, or (iii) a license right or grant under any FFI confidential information or intellectual property right, whether expressly, by implication or otherwise.
5.3       Non-Recoverable Charges.  In no event shall EG be compensated in any way for any work done after receipt of FFI’s termination notice, nor for any costs incurred by EG’s vendors or subcontractors after EG receives the termination notice, nor for any costs EG could reasonably have avoided, nor for any indirect overhead and administrative charges or profit of EG.
5.4       Failure to Deliver.  If (i) EG fails to make any delivery in accordance with specified delivery dates or otherwise fails to materially comply with the Order, and does not remedy such failure within ninety days (90) after receipt of written notice thereof from FFI, or (ii) any proceeding is filed by or against EG in bankruptcy or insolvency, or for appointment for the benefit of creditors, then FFI may (in addition to any other rights or remedies provided elsewhere under these Terms & Conditions or by law) terminate all or any part of an unshipped Order by written notice to EG without any liability, except Cancellation Claims.   If an Order is terminated or cancelled by FFI consistent with this Section 5.4, FFI, in addition to any other rights provided in this section, may require EG to transfer title in and deliver to FFI any completed Products and such partially completed Products or components thereof, and all drawings and plans necessary to use or complete the Products or components thereof, which EG has specifically produced or specifically acquired for the performance of such terminated Order (or part thereof), and a non-exclusive, fully-paid up, royalty-free license under all intellectual property rights necessary to use or complete the Products or components thereof (to the extent EG can grant such rights), provided that FFI will pay for the reasonable value of all such items transferred within 90 days of receipt of the same, unless a partial payment under the Order was already made.

6.       CHANGES; SUBCONTRACTING; CESSATION.
6.1       Change Orders.  FFI may, without penalty, at any time, by written change order, suspend EG’s performance under the Order in whole or in part, make changes in drawings, designs, specifications, method of shipment or packing, alter the time or place of delivery, or require additional or diminished work.  In the event that such change results in additional costs to EG or an increase in the price of the Products, FFI and EG shall mutually agree on a modified price that is fair and equitable as between them.  FFI’s engineering and technical personnel may from time to time, in FFI’s discretion, render assistance to EG concerning the Products to be furnished pursuant to the Order.   Such assisting FFI personnel are not authorized to change Products ordered or the terms and conditions of the Order.  No change order will be binding on FFI and EG unless issued in writing by an authorized representative of FFI.  Any suspension of an Order (or portion thereof) for a period of more than 90 days shall entitle EG to submit to FFI a Cancellation Claim pursuant to Section 5.2 of these Terms and Conditions.
6.2       Subcontracting.  EG shall not subcontract for complete or substantially complete parts of Products called for by the Order without FFI’s prior written approval.  Should FFI grant such approval, EG shall at all times remain fully responsible for the obligations and duties associated with the Order. EG shall be fully responsible for, indemnify and hold FFI harmless from any and all payments to EG’s vendors or subcontractors relating to the Order.
6.3       Assured Quantity.  EG acknowledges that a reliable and continuing source of Products is essential to FFI.

EXHIBIT 10.8

6.4       Final Orders.  EG shall give FFI at least one hundred eighty (180) days prior written notice of the temporary or permanent discontinuance of production of the Products covered by the Order during which time EG shall accept orders from FFI for a commercially reasonable quantity of such items.  In the event that at the end of the one hundred eighty (180) day period EG has not fulfilled all of FFI’s orders, EG shall nonetheless be obligated to meet the requirements of all such orders.

7.       PROPRIETARY INFORMATION AND PUBLICITY.
7.1       Confidential Information.  All written information obtained by EG from FFI in connection with the Order shall remain the property of FFI, and shall be used and disclosed by EG only to the extent necessary for fulfilling the Order.  The terms and conditions of the Corporate Non-Disclosure Agreement, or other confidentiality agreement, as executed by FFI and EG are incorporated by reference as if fully set forth herein.  In the event of any inconsistency between these Terms & Conditions and those of the executed confidentiality agreement, these Terms & Conditions shall control.
7.2.           No Publicity.  Neither Party shall make or authorize any news release, advertisement, or other disclosure which shall deny or confirm the existence of an Order or which shall make use of the other Party’s name without the prior written consent of such other Party.
7.3.           No License. The manufacture and/or sale by EG of the Products hereunder to FFI does not convey any license to EG under any patent, copyright, trade secret, trademark or other intellectual property right with respect to which FFI can grant licenses, except and solely to the extent such a license is necessary to, or implicit in, the manufacture and sale of the Products to FFI.  FFI expressly reserves all of its rights with respect to such patent, copyright, trade secret, trademark and/or other intellectual property rights.  Further, it is agreed that in no event may EG offer for sale, sell or otherwise transfer (for payment or otherwise) any products incorporating FFI’s confidential information or intellectual property, to a third party, even after fulfillment or termination of an Order, without FFI’s prior written consent.  The purchase of any Products under this Agreement shall confer, at no additional cost, upon FFI all rights, interests and licenses in any patents, copyright, trademark, mask work rights or other intellectual property rights necessary for FFI to use the Products and to have the Products serviced and repaired by itself or a third party, and to sell or otherwise transfer the Products.

8.       WARRANTIES.
8.1       Express Warranties.  In addition to any other express or implied warranties, EG warrants that the Products furnished pursuant to the Order for a period of twelve months from the date of shipment will be substantially:  (i) free from defects in workmanship and material if stored, handled, installed, maintained and operated under proper use and normal conditions, (ii) free from defects in design except to the extent that such designs were provided by FFI, (iii) in conformity with all other requirements of the Order; and (iv) designed, manufactured and delivered in compliance with all Federal, state and local laws, rules and regulations for violation of which FFI may be liable, including particularly all applicable requirements of the Fair Labor Standards Act. The warranties specified in this Section will not apply to defects attributable to:  (i) products not furnished by EG, (ii) modification of Products without EG’s prior written approval, or (iii) accident, neglect, misuse or abuse. EXCEPT FOR THE EXPRESS WARRANTIES STATED ABOVE AND THE EXPRESS WARRANTIES SET FORTH IN THE SOFTWARE LICENSE AGREEMENT, EG DISCLAIMS ALL WARRANTIES (WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE) RELATING TO THE PRODUCTS AND SERVICES PROVIDED BY EG, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR USE OR PURPOSE (EVEN IF THE PARTICULAR USE OR PURPOSE IS DISCLOSED TO EG IN ADVANCE), OR NON-INFRINGEMENT, AND ANY WARRANTIES THAT MAY ARISE FROM COURSE OF DEALING, COURSE OF PERFORMANCE OR USAGE IN TRADE.
8.2       Breach of Warranty.  Defective hardware Products may be returned to EG freight prepaid only after obtaining a Return Material Report Number from EG.  If after testing and inspection any such returned hardware Product is determined by EG to breach the warranty set forth in Section 8, EG shall, at its option, repair or replace such hardware Product and return it to FFI freight prepaid.  THE REMEDIES SET FORTH IN THIS SECTION CONSTITUTE THE SOLE AND EXCLUSIVE REMEDY OF FFI, AND THE SOLE AND EXCLUSIVE OBLIGATION OF EG, FOR BREACH OF THE WARRANTIES SET FORTH IN THIS SECTION.

9.       HAZARDOUS MATERIALS. If any Product includes hazardous materials, EG represents and warrants to FFI that EG and its employees, agents, and subcontractors understand the nature of and hazards associated with the handling, transportation, and use of such hazardous materials, as applicable to EG.  Prior to causing hazardous materials to be on FFI’s premises, EG shall provide FFI with applicable material safety data sheets and any other documentation reasonably necessary to enable FFI to comply with applicable laws and regulations, and obtain written approval from FFI’s environmental, health and safety department.  EG will be fully responsible for, defend, indemnify and hold FFI harmless from any claim or liability arising in connection with providing such hazardous materials to FFI in violation of this Section.  EG hereby certifies that Products supplied to FFI do not “contain” any Class I ozone-depleting substances, as those terms are defined by law.

10.       INTELLECTUAL PROPERTY.
10.1           Notice of Infringement.  EG shall promptly advise FFI in writing and FFI shall promptly advise EG in writing in the event that either party  receives notice or otherwise learns that the manufacture, use, offer to sell or sale of the Products constitutes an infringement, or allegedly constitutes an infringement of the intellectual property rights of a third party.
10.2.           Indemnification by FFI. FFI shall defend EG against (a) any claims that are based upon any subsequent resale of any Product by FFI or upon any sale by FFI of any of its products that contain the Products, and (b) any claims of infringement arising out of or related to:  (i) use of the Products by or on behalf of FFI not in accordance with the documentation for such Products; (ii) modification of the Products by anyone other than EG; (iii) combination of the Products with any third party products, processes or materials, but only to the extent that the alleged infringement is caused by such combination; (iv) any continued use after receiving notice of such claim of infringement; or (v) use of a version of a software Product other than the then-current version if infringement would have been avoided by the use of the then-current version (a) gives FFI prompt written notice of any such claim; (b) gives FFI control over the defense and settlement of any such claim; (c) provides reasonable cooperation for the defense of any such claim, at FFI’s expense; and (d) does not enter into any settlement or compromise of any such claim without FFI’s prior written approval, not to be unreasonably withheld or delayed.  FFI shall pay all damages and costs finally awarded against EG by a court of competent jurisdiction for such claims.
10.3.           Indemnification by EG.  EG shall defend FFI against third party claims that the Products infringe a US patent held by such third party (excluding processes, acts or methods claimed by such US patent), and shall pay all damages and costs finally awarded against FFI by a court of competent jurisdiction for such claims; provided that FFI:  (a) gives EG prompt written notice of any such claim; (b) gives EG control over the defense and settlement of any such claim; (c) provides reasonable cooperation for the defense of any such claim, at EG’s expense; and (d) does not enter into any settlement or compromise of any such claim without EG’s prior written approval, not to be unreasonably withheld or delayed.  EG’s foregoing obligation shall not extend to any claims of infringement subject to FFI’s indemnification of EG. EG’s obligations pursuant to this section shall not apply where custom Products are manufactured to FFI’s detailed design and such design is the sole cause of the claim.
10.4.           Injunction.  If an injunction issues as a result of any claim or action, EG agrees, at its option and sole cost and expense, either: (i) procure for FFI the right to continue using the Products, (ii) replace the Products with non-infringing Products or (iii) modify the Products so they become non-infringing, provided that such modified Products continue to have the same functionality and if applicable, performance specifications as the infringing Products.  If, despite EG’s best efforts, none of the foregoing options are available, FFI may at its option return the Products at EG’s sole cost and expense, and EG shall refund the unamortized portion of the purchase price paid by FFI to EG (as amortized on a straight line basis over four years) in exchange for the return of such Products to EG.  THIS SECTION SETS FORTH EG’S (AND FFI’S) SOLE AND EXCLUSIVE LIABILITY AND FFI’S (AND EG’S) SOLE AND EXCLUSIVE REMEDIES FOR INFRINGEMENT BY THE PRODUCTS.
10.5           Literature.  FFI shall have the right at no additional charge to use and/or reproduce EG’s applicable literature, such as operating and maintenance manuals, technical publications, prints, drawings, training manuals and other similar supporting documentation and sales literature, for its internal use only.

11.       LIABILITY FOR INJURY.
11.1.           Defects.  EG agrees to defend, indemnify and hold FFI harmless from any and all claims, damages, liabilities and costs (including reasonable attorneys’ fees and litigation costs) based on any Product that is sold or licensed by EG is defective in design or manufacture.
11.2.           Personal and Physical Property Injury.  EG agrees to protect, defend, indemnify and hold FFI harmless from and against any and all claims, liabilities, demands, penalties, forfeitures, suits, judgments and the associated costs and expenses (including reasonable attorneys’ fees), which FFI may hereafter incur, become responsible for or pay out as a result of death bodily injury to any person, destruction or damage to any property, contamination of or adverse effects on the environment and any clean up costs in connection therewith, or any violation of governmental law, regulation, or orders, caused, in whole or in part, by the Products (except to the extent the harm is solely caused by a component provided by FFI and incorporated into the Products) or EG’s breach of any term or provision hereof EG shall carry and maintain insurance coverage  and upon FFI’s request, shall furnish to FFI appropriate evidence of such insurance.

EXHIBIT 10.8

12. LIMITATION ON LIABILITY AND EXCLUSION OF CERTAIN DAMAGES.  To the maximum extent permitted by law, in no event shall (a) FFI or EG be liable for any incidental, indirect, special, punitive or consequential damages of any nature or kind whatsoever, including but not limited to, loss of profits or other economic loss arising out of the sale or delivery of the Products to FFI, EG’s manufacture of the Products, or FFI’s incorporation of the Products into FFI products, even if FFI (or EG) has been advised of the possibility of such damages, and (b) FFI’s or EG’s liability arising in connection with the Products exceed the total amount of payments set forth in the Order. The limitations and exclusions of this article form an essential basis of the bargain between the parties and shall survive and apply even if any remedy specified in these terms & conditions is found to have failed of its essential purpose.

13.       MISCELLANEOUS.
13.1.           Force Majeure.  Neither FFI nor EG shall be liable for any delay in performance or for non-performance, in whole or in part, caused by the occurrence of any contingency beyond its control, including but not limited to, war (whether an actual declaration thereof is made or not), terrorism, sabotage, insurrection, riot or other act of civil disobedience, act of a public enemy, act of any government or any agency or subdivision thereof affecting the terms hereof or otherwise, judicial action, labor dispute, accident, fire, explosion, flood, storm or other act of God; provided, however, that (i) when an actual or threatened event delays or is anticipated to delay the timely performance of obligations under an Order, the affected Party shall immediately notify the other Party in writing of all relevant information and the anticipated date performance will be completed; and (ii) the other shall have the right to terminate without penalty if the delay is more than sixty (60) days.
13.2           Independent Parties.  FFI and EG are independent contractors, and their relationship is not one of principal and agent.  No act or obligation of either party is any way binding upon the other party.
13.3           Severability.  If any provision of these Terms & Conditions is determined by any court or arbitrator of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the parties hereto.  If such provision cannot be so enforced, such provision shall be stricken from these Terms & Conditions and the remainder of these Terms & Conditions shall be enforced as if such invalid, illegal or unenforceable provision had (to the extent not enforceable) never been contained in these Terms & Conditions.
13.4           Notices.  Unless otherwise agreed in writing by FFI and EG, all notices regarding these Terms & Conditions shall be in writing and sent to (i) the attention of FFI’s Vice President, Supply, at the address set forth in the Order, and (ii) the attention of EG’s CFO  (or other individual designated by EG in writing), at the address set forth in EG’s acceptance of the Order. .
13.5           No Waiver.  Any delay or failure by either Party to pursue any and all of its remedies upon a breach by the other Party is not to be construed as a waiver of its rights under, these Terms & Conditions and applicable law. Any waiver of either Party’s rights or claims under these Terms & Conditions must be in writing, given in exchange for valuable consideration and signed by an authorized officer of such Party.
13.6           Equitable Relief.  EG agrees and acknowledges that any breach of its agreements in Article 7 will cause irreparable injury to FFI and that, in addition to any other remedies that may be available in law, in equity or otherwise, FFI shall be entitled to obtain injunctive relief against the threatened breach of any such provision or the continuation of any such breach, without the necessity if proving actual damages.
13.7.           Governing Law.  These Terms & Conditions shall be construed under and controlled in all respects by the law of the State of California, without regard to its conflict of laws provisions. In no event shall any provision of the United Nations Convention on Contracts for the International Sale of Goods govern the terms and conditions between FFI and EG.  Any legal suit, action or proceeding arising out of or relating to these Terms & Conditions shall be commenced in a federal court in the Northern District of California or in state court in Alameda County, California.
13.8.           Assignment.  Neither these Terms & Conditions, nor any right or interest in these Terms & Conditions may be assigned by   EG without FFI’s prior written consent; except that if EG is involved in a Change of Control, EG may assign these Terms & Conditions upon giving FFI no less than fifteen (15) days prior written notice of the Change of Control and providing to FFI, to its reasonable satisfaction, that the Change in Control will not impact EG’s (or the new entities’) ability to perform.  A purported assignment in violation of this Section shall be null and void.
13.9           Export Administration.  FFI will comply fully with all relevant export laws and regulations of the United States, including without limitation the U.S. Export Administration Regulations (collectively “Export Controls”).  Without limiting the generality of the foregoing, FFI will not and shall require its representatives not to, export, direct, or transfer Products, or any direct product thereof, to any destination, person, or entity restricted or prohibited by the Export Controls.
13.10           MOU Shall Control.  In the event of any inconsistency between these Terms and Conditions and the FormFactor – Electroglas PAT Tool Program Memorandum of Understanding (the “MOU”), the terms and conditions of the main body of the MOU and the Appendix 2 (Full Specification for the PAT Tool) to the MOU shall prevail and control.

EXHIBIT 10.8

APPENDIX 6

EGCOMMANDER SOFTWARE LICENSE AGREEMENT

This is a legal agreement between you, either an individual or an entity (“Licensee”) and Electroglas, Inc. (“EG”).  By installing or using the pre-installed EGCommander software (together with any updates or upgrades provided by EG, the “EG Software”), you agree to be bound by the terms of this Software License Agreement (“Agreement”).  If you do not agree to the terms of the Agreement, promptly return the EG Software materials and accompanying items (including printed materials and binders) to the place you obtained them for a full refund.

1.           GRANT OF LICENSE.  Subject to the terms and conditions of this Agreement and the terms and conditions of the MOU (including all of its Appendices), EG hereby grants to Licensee and Licensee hereby accepts from EG a personal, non-transferable and non-exclusive license to use one copy of the EG Software (in object code form only) and related documentation provided to Licensee by EG (the “Documentation”) for Licensee’s own internal business operations solely on the EG equipment on which the EG Software was pre-installed, or if not pre-installed, the EG equipment on which the EG Software was first installed for production operation.  Such license is conditioned upon payment by Licensee to EG of (i) the license fee for each item of EG Software, or (ii) if the license fee is included in the aggregate price for the EG equipment on which such item of EG Software is pre-installed, such aggregate price.
2.           UPGRADES.  If the EG Software is an upgrade from another EG product, Licensee may use the upgraded EG Software only in accordance with this Agreement.  Upon use of the upgraded EG Software, Licensee must return to EG or destroy the previous version of the EG product.
3.           ADDITIONAL COPIES AND LICENSES.  Licensee may purchase additional copies and licenses of the EG Software for an additional fee.
4.           PROPRIETARY RIGHTS NOTICES.  Licensee agrees not to remove, destroy or conceal from view any copyright, trademark, restricted rights or confidentiality notices appearing on or contained within the EG Software, the Documentation and all copies thereof.
5.           RESTRICTIONS.  Licensee agrees not to copy or use the EG Software and the Documentation except as expressly permitted by this Agreement.  Licensee further agrees not to lend, rent, lease, sublicense, distribute or otherwise transfer the EG Software in any form to any person, or use the EG Software for hosting, commercial time-sharing or service bureau use, without the prior written consent of EG.  Licensee agrees not to, and agrees not to permit any third party to, modify, adapt, translate or prepare derivative works of the EG Software or decompile, disassemble, or otherwise reverse engineer the EG Software, except to the extent expressly permitted by applicable law, and then only after Licensee has notified EG in writing of Licensee’s intended activities.  Licensee acknowledges and agrees that the EG Software contains confidential information of EG.  Accordingly, Licensee agrees to treat the EG Software as confidential and not to disclose all or any portion of the EG Software to any third party or entity, except to Licensee’s employees or contractors or suppliers (who have contractual confidentiality obligations running to Licensee in place) with a need to know in the course of their employment or performing duties for Licensee.  Licensee will use its commercially reasonable best efforts to protect the EG Software and any copies or any portion thereof from unauthorized reproduction, publication, disclosure, or distribution.  Because of the unique proprietary nature of the EG Software, it is understood and agreed that EG’s remedies at law for a breach by Licensee of its obligations under this Section 5 will be inadequate and that EG shall, in the event of such breach, be entitled to equitable relief without any requirement to post bond as a condition of such relief.  Such relief is in addition to all other remedies provided under this Agreement or otherwise available to EG.
6.           PROPRIETARY RIGHTS.  The EG Software and the Documentation are licensed, not sold, to Licensee.  Licensee acknowledges that, subject only to the limited license granted to Licensee in Section 1 of this Agreement, (a) EG retains all right, title and interest in and to the EG Software and the Documentation, including all rights under, in and to all patents, copyrights, trademarks, trade secrets and other intellectual property therein, and (b) Licensee does not acquire any other rights, express or implied, in or to the EG Software or the Documentation.  In the event that any part of the EG Software is modified or upgraded with reference to or reliance upon Licensee confidential information, EG shall have no right to implement the same in EG Software provided to any third party.
7.           NO SUPPORT.  EG has no obligation to provide support, maintenance, upgrades, modifications or new releases under this Agreement; except that 1) EG will provide any and all support as set forth in any appendix to the FormFactor – Electroglas PAT Tool Program Memorandum of Understanding (“MOU”), and 2) if EG issues an upgrade or modification or new release of the EG Software (“Upgrade”) and does not provide the Upgrade to Licensee, EG will provide all necessary support and maintenance to the prior version until the Upgrade is installed by Licensee.
8.           TERM AND TERMINATION.  This Agreement is effective upon the earlier of Licensee’s installation or use of the EG Software, and continues unless and until terminated in accordance with the provisions of this Section 8.  If Licensee transfers the EG Software or any copy, portion or merged portion thereof to another party or otherwise violates any provision of this Agreement, this Agreement shall automatically terminate.  Licensee shall be entitled to terminate this Agreement upon mutual agreement in writing between EG and Licensee.  Either party may terminate this Agreement by written notice to the other party in the event that the other party (a) becomes or is insolvent; (b) makes an assignment for the benefit of its creditors; (c) applies for or consents to the appointment of a receiver, trustee or liquidator for substantially all of its assets, or such a receiver, trustee or liquidator is appointed for the other party; (d) files a voluntary petition or proceeding under any statute of any state or country relating to insolvency or the protection of the rights of creditors; or (e) has filed against it an involuntary petition or proceeding under any statute of any state or country relating to insolvency or the protection of the rights of creditors that has not been dismissed within sixty (60) days thereof.  Except as provided in the MOU, upon termination of this Agreement, (i) all licenses granted hereunder shall immediately terminate, (ii) Licensee shall cease all use of the EG Software, and (iii) Licensee shall, within ten (10) days after termination of this Agreement, destroy or return to EG the EG Software, the Documentation and all copies thereof.  Sections 11-19 shall survive any termination of this Agreement.

EXHIBIT 10.8

9.           LIMITED WARRANTY; EXCLUSIVE REMEDY.  EG warrants that the media upon which the EG Software is delivered (excluding any EG equipment on which the EG Software is pre-installed) will be free from defects in materials and workmanship under normal use for thirty (30) days commencing from the date of shipment by EG.  The warranties specified in this Section 9 will not apply to defects attributable to:  (i) media not furnished by EG, (ii) modification of the media without EG’s prior written approval, or (iii) accident, neglect, misuse or abuse.  EG’s entire liability, and Licensee’s sole and exclusive remedy, for any breach of the warranty contained in this Section 9 shall be to replace the defective media which is returned to EG with a copy of Licensee’s receipt, invoice or other proof of purchase.
10.           DISCLAIMER OF WARRANTIES.  EXCEPT FOR (1) THE EXPRESS WARRANTY SET FORTH IN SECTION 9, and (2) THE WARRANTY FOUND WITHIN THE MAIN BODY OF THE MOU OR THE EPS APPENDIX THERETO, EG DISCLAIMS ALL WARRANTIES (WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE), RELATING TO THE EG SOFTWARE AND THE DOCUMENTATION, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR USE OR PURPOSE (EVEN IF THE PARTICULAR USE OR PURPOSE IS DISCLOSED TO EG IN ADVANCE), TITLE OR NON-INFRINGEMENT, AND ANY WARRANTIES THAT MAY ARISE FROM COURSE OF DEALING, COURSE OF PERFORMANCE OR USAGE IN TRADE.  WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EG DOES NOT WARRANT THAT THE EG SOFTWARE IS FREE OF ERRORS OR “BUGS,” OR THAT THE EG SOFTWARE WILL OPERATE UNINTERRUPTED OR IN COMBINATION WITH ANY HARDWARE, SOFTWARE, SYSTEMS OR DATA NOT PROVIDED BY EG.
11.           LIMITATIONS OF LIABILITY.  NEITHER EG NOR LICENSEE SHALL BE LIABLE FOR ANY INDIRECT, CONSEQUENTIAL, INCIDENTAL, SPECIAL OR PUNITIVE DAMAGES, OR FOR ANY LOSS OF BUSINESS, SALES, PROFITS OR DATA (WHETHER IN CONTRACT, TORT OR OTHER LEGAL THEORY), EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR LOSS.  IN NO EVENT WILL EG’S OR LICENSEE’S TOTAL LIABILITY ARISING FROM OR RELATED TO THIS AGREEMENT, THE EG SOFTWARE OR THE DOCUMENTATION (WHETHER IN CONTRACT, TORT OR OTHER LEGAL THEORY) EXCEED THE LICENSE FEE RECEIVED BY EG FROM LICENSEE FOR THE EG SOFTWARE THAT IS THE BASIS FOR THE LIABILITY.
12.           APPLICABLE LAW; VENUE.  This Agreement and all matters arising out of or relating to this Agreement shall be governed by the laws of the State of California, without giving effect to any choice of law rule.  This Agreement will not be governed by the United Nations Convention on Contracts for the International Sale of Goods.  Any legal suit, action or proceeding arising out of or relating to this Agreement shall be commenced in a federal court in the Northern District of California or in state court in Alameda County, California.
13.           SEVERABILITY.  If any provision of this Agreement is held to be illegal, invalid or otherwise unenforceable, such provision will be enforced to the extent possible consistent with the stated intention of the parties, or, if incapable of such enforcement, will be deemed to be severed and deleted from this Agreement, while the remainder of this Agreement will continue in full force and effect.
14.           EXPORT ADMINISTRATION.  Licensee will comply fully with all relevant export laws and regulations imposed by the United States government or by any other governmental entity, including, without limitation, the U.S. Export Administration Regulations.  Without limiting the generality of the foregoing, Licensee will not, and Licensee will require Licensee’s representatives not to, export, direct or transfer the EG Software to any destination, person or entity restricted or prohibited thereby.
15.           ASSIGNMENT.  Neither these Terms & Conditions, nor any right or interest in these Terms & Conditions may be assigned by EG without FFI’s prior written consent; except that if EG is involved in a Change of Control, EG may assign these Terms & Conditions upon giving FFI no less than fifteen (15) days prior written notice of the Change of Control and providing to FFI, to its reasonable satisfaction, that the Change in Control will not impact EG’s (or the new entity’s) ability to perform.  A purported assignment in violation of this Section shall be null and void.
16.           AMENDMENT; WAIVER.  No modification, amendment or waiver of any provision of this Agreement shall be effective except pursuant to a writing signed by a duly authorized representative of each party.  No other act, document, usage, or custom will be deemed to modify, amend or waive any provision of this Agreement.  The waiver by either party of a breach of or a default under any provision of this Agreement shall not be construed as a waiver of any subsequent breach of or default under the same or any other provision of this Agreement, nor shall any delay or omission on the part of either party to exercise or avail itself of any right or remedy that it has or may have hereunder operate as a waiver of any right or remedy.
17.           CONSTRUCTION.  This Agreement shall be deemed to have been drafted by all parties and, in the event of a dispute, neither EG nor Licensee shall be entitled to claim that any provision should be construed against the other party by reason of the fact that it was drafted by the other party.
18.           GOVERNMENT USE.  If Licensee is an agency or instrumentality of the United States Government, the EG Software and the Documentation are “commercial computer software” and “commercial computer software documentation”, and pursuant to FAR 12.212 or DFARS 227.7202 and their successors, as applicable, the use, reproduction and disclosure of the EG Software and the Documentation are governed by the terms of this Agreement.
19.           ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between EG and Licensee with respect to the EG Software and supersedes any and all prior or contemporaneous oral or written communications with respect to the subject matter hereof, except to the extent that a different or conflicting term is provided within the main body of the MOU or the EPS Appendix thereto, in which case the terms and conditions of the main body of the MOU and the Appendix 2 (Full Specification for the PAT Tool) to the MOU shall prevail and control.